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             [SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP LETTERHEAD]

                                                                     EXHIBIT 8.2

                                          February 9, 1999

AMP Incorporated
P.O. Box 3608

470 Friendship Road

Harrisburg, PA 17105-3608

Dear Sir or Madam:

    You have requested our opinion, as counsel to AMP Incorporated, a Pennsylvania corporation ("Company"), as to certain United States federal income tax consequences of the proposed merger of AMP Merger Corp. (formerly known as Alpha Zeno Corp.), a Pennsylvania corporation ("Merger Sub"), and a wholly owned subsidiary of Tyco International (PA) Inc. (formerly known as Beta Zeno Corp.), a Pennsylvania corporation("Parent"), with and into Company, with Company continuing as the surviving corporation.

    In rendering our opinion set forth below, we have examined, and with the consent of Parent, Merger Sub and Company, relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement and Plan of Merger, dated as of November 22, 1998, by and among Parent, Merger Sub and Company (the "Merger Agreement")(1), including the Exhibits thereto, the Joint Proxy Statement/Prospectus prepared with respect to the Merger (the "Joint Proxy Statement/Prospectus") and such other documents, corporate records and materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have relied upon certain statements, representations and covenants made by Tyco International Ltd. ("Tyco"), Parent, Merger Sub, and Company, including representations and covenants set forth in letters from Tyco, Parent, and Company dated the date hereof (the "Tax Representation Letters"), and we have assumed that the Tax Representation Letters will be complete and accurate as of the Effective Time.

    In our examination of documents in connection with our opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

    In rendering our opinion set forth below, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Joint Proxy Statement/Prospectus and that none of the terms and conditions contained therein has been waived or modified in any respect prior to the Effective Time and (ii) the Joint Proxy Statement/Prospectus, the Merger Agreement and the Tax Representation Letters reflect all the material facts relating to the Merger, Tyco, Parent, Merger Sub and Company as of the Effective Time. Our opinion is conditioned on, among other things, the initial and continuing accuracy and completeness, as of the Effective Time and thereafter, of the facts, information, covenants, representations, warranties and statements made or provided by Tyco, Parent, Merger Sub and Company (including, without limitation, those set forth in the Merger Agreement and the Tax Representation Letters). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Joint Proxy Statement/Prospectus, the Merger Agreement or the Tax Representation Letters (giving effect to all events occurring subsequent to the Effective Time) may affect the conclusions stated herein.

------------------------

1   Capitalized terms used but not otherwise defined herein have the meaning specified in the Merger Agreement.
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FEBRUARY 9, 1999
PAGE 2

    In rendering our opinion set forth below, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, the Code, the Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, there can be no assurance that contrary positions will not be taken by the Internal Revenue Service. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein. Nevertheless, by rendering our opinion set forth below, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

    Based on and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code and (ii) the transfer of Company Common Stock by Company shareholders pursuant to the Merger, other than Company shareholders who are or will be "5% transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), will qualify for an exception under Treasury Regulation Section 1.367(a)-3 and, accordingly, Tyco will be treated as a corporation for United States federal income tax purposes in connection with the Merger. In addition, we hereby confirm that those statements contained in the section of the Joint Proxy Statement/Prospectus entitled "The Merger--Material U.S. Federal Income Tax and Bermuda Tax Consequences--U.S. Federal Income Tax Consequences," constitute our opinion as to the material United States federal income tax consequences of the exchange of Company Common Stock for Tyco Common Shares in the Merger and the ownership of Tyco Common Shares.

    Except as expressly set forth above, we express no other opinion. This opinion is for your benefit only and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that we consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the sections of the Joint Proxy Statement/Prospectus entitled "Provisions of the Merger Agreement and Related Agreements--Conditions to the Merger" and "The Merger--Material U.S. Federal Income Tax and Bermuda Tax Consequences." The giving of this consent, however, does not constitute an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,
                                        /s/ SKADDEN, ARPS, SLATE, MEAGHER &
                                        FLOM, LLP

                                        Skadden, Arps, Slate, Meagher & Flom,
                                        LLP